EXHIBIT 10.20

DISTRIBUTION AGREEMENT

	THIS AGREEMENT is made and entered into as of the Effective Date (as defined in subsection 12(d) hereof) by and between Thermo Environmental Instruments Inc., a California corporation having an office and place of business at 27 Forge Parkway, Franklin, Massachusetts 02038 (hereinafter referred to as "Manufacturer"), and ADA-ES, Inc., a Colorado corporation having an office and place of business at 8100 SouthPark Way, B, Littleton, Colorado 80120 (hereinafter referred to as "Distributor").


WITNESSETH

	WHEREAS, in connection with the development of a continuous emission monitoring system for monitoring mercury as set forth in the Development and Field Evaluation Agreement of even date hereof, Manufacturer will make and sell products for continuous monitoring of emissions of mercury, and components thereof, as set forth in Exhibit A (hereinafter referred to as "Products"), such Exhibit A attached to and forming an integral part of this Agreement, and which may be amended from time to time by Manufacturer in its sole discretion;

 	WHEREAS, Distributor makes and sells systems for removing mercury from flue gas streams (hereinafter referred to as Flue Gas Mercury Control Technology or "FGMCT"); and

  	WHEREAS, the parties desire that Distributor purchase Products from Manufacturer for resale with, and/or to purchasers of, FGMCT;

 	NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1.	Appointment and Territory.

	(a)	Manufacturer hereby appoints Distributor on a non-exclusive
basis as a distributor of the Products. Distributor shall use its reasonable commercial efforts to promote and sell the Products to the maximum number of coal-fired utilities investing in FGMCT for mercury removal in North America (the "Territory").

 	(b) 	Distributor shall sell Products only in conjunction with
its FGMCT and only for delivery to and use in the Territory. For avoidance of doubt, the parties agree that the preceding sentence means that "stand-alone" sales of Products by Distributor are prohibited.

	(c)	Distributor acknowledges and agrees that Manufacturer
retains the right to directly or indirectly sell Products to third parties, including within the Territory. Manufacturer shall, however, use reasonable commercial efforts not to interfere with or prejudice Distributor's efforts to sell Products in the Territory as provided in this Agreement.


	(d)	Distributor shall not solicit or accept orders for Products
from any prospective purchaser with a principal place of business located outside the Territory, or for delivery and/or use outside the Territory. If Distributor receives any such order or inquiry for Products from a prospective purchaser, Distributor shall immediately refer that order or inquiry to Manufacturer. Distributor shall not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory, or to a purchaser if Distributor knows or has reason to believe that such purchaser intends to remove that Product from the Territory.

2.	Prices and Payment.

	(a)	Distributor shall order Products from Manufacturer by
submitting a written purchase order identifying the Products ordered, requested delivery date(s) and any other information required to enable Manufacturer to fill the order. All orders for Products are subject to acceptance by Manufacturer's Director of Customer Service at Manufacturer's office at 27 Forge Parkway, Franklin, Massachusetts. Manufacturer shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Manufacturer will not unreasonably reject any purchase order for Products which does not require any modifications or additions in order to meet the specifications of Distributor or its customers. Manufacturer may reject, in its sole discretion, any order for customized products.

(b)	The prices for Products covered by a purchase order
accepted in accordance with subsection 2(a) above shall be those in Manufacturer's published price list less a discount of twenty-five percent (25.0 %). Manufacturer's net distributor prices are F.O.B. Manufacturer's plant in Franklin, Massachusetts. The above discount structure is based on minimum purchases by Distributor of ten (10) Products per year commencing on the date of Distributor's first purchase of a Product; if Distributor purchases less than such minimum quantity during any year, then at the written request of Manufacturer made within three (3) months following the end of such year, the discount structure will be renegotiated.

Manufacturer may from time to time change the prices set forth in its published price list, such change being effective immediately upon Distributor's receipt of notice thereof; provided, however, that no price change shall affect purchase orders submitted by Distributor and accepted by Manufacturer prior to the date such price change becomes effective.

	(c)	Distributor shall be free to establish its own pricing for
Products it sells. Distributor shall notify Manufacturer of its pricing, as in effect from time to time.

	(d)	Distributor hereby agrees:  (i) to comply with all decrees,
statutes, rules and regulations of the government of the United States and agencies thereof; (ii) to maintain the necessary records to comply with such decrees, statues, rules and regulations; (iii) to not export any Products except in compliance with such decrees, statutes, rules and regulations; (iv) to indemnify and hold harmless Manufacturer from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Manufacturer as a result of any breach of this subsection by Distributor or any of Distributor's customers.

	(e)	Unless Distributor requests otherwise, all Products ordered
by Distributor shall be packed for shipment and storage in accordance with Manufacturer's standard commercial practices. It is Distributor's obligation to notify Manufacturer of any special packaging requirements (which shall be at Distributor's expense). Manufacturer shall deliver Products into the possession of a common carrier designated by Distributor, no later than the date specified for such delivery on the relevant purchase order for such Products. Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier designated by Distributor. All claims for non-conforming shipments must be made in writing to Manufacturer within fifteen (15) days of the passing of risk of loss and damage, as described above. Any claims not made within such period shall be deemed waived and released.

	(f)	All amounts due and payable with respect to a Product
delivered by Manufacturer in accordance with the preceding subsection shall be paid in full within thirty (30) days after Distributor's receipt of invoice covering such Product or shipment, whichever is later; provided, however, that Manufacturer reserves the right to require payment in advance of part or all of the purchase price of Products if in its reasonable judgment this is necessary to ensure timely payment. No part of any amount payable to Manufacturer hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have against Manufacturer, any other party or otherwise.

	(g)	Distributor hereby grants to Manufacturer a purchase money
security interest in the Products delivered by Manufacturer in accordance with this Section and all proceeds thereof, for the full amount of the purchase price and any costs and charges incurred by Manufacturer in connection therewith. At Manufacturer's request, (i) Distributor shall sign any documents, including one or more financing statements, and take any other action required by law to perfect the security interest granted hereunder; and (ii) if Distributor has failed to perform hereunder, Distributor shall assemble the collateral and deliver the collateral to the possession of Manufacturer at Manufacturer's principal office or other location designated by Manufacturer. Manufacturer is hereby appointed Distributor's attorney-in-fact, with full power of substitution, to take the following actions in the event of Distributor's default hereunder or Distributor's refusal to comply with any reasonable request of Manufacturer hereunder; (i) to do any act which Distributor is obligated to do hereby; (ii) to enforce all of Distributor's rights in the collateral hereunder; (iii) to collect the collateral and proceeds; and (iv) to execute and file in Distributor's name any financing statements and amendments thereto or continuations thereof. Manufacturer shall have no duty to take any of the foregoing actions. This is a power of attorney coupled with an interest and is irrevocable.

	(h)	All amounts due and owing to Manufacturer hereunder but not
paid by Distributor on the due date thereof shall bear interest at the rate of the lesser of: (i) twelve per cent (12%) per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

	(i)	In the event of any discrepancy between any purchase order
accepted by Manufacturer and this Agreement, the terms of this Agreement shall govern.

	(j)	Products purchased and sold hereunder shall be subject to
the terms and conditions attached hereto as Exhibit B, attached to and forming an integral part of this Agreement, except that in the event of any discrepancy between the terms and conditions of Exhibit B and those elsewhere in this Agreement, the latter shall govern.

3.	Other Obligations of Distributor.

	(a)	Distributor shall install the Products on the premises of
its customers and shall train its customers to operate the Products. Distributor shall employ competent and experienced service personnel, provide appropriate service shop facilities, and maintain an adequate stock of spare parts so as to render prompt and adequate service to the users of the Products in the Territory.

	(b)	Distributor shall provide Manufacturer with advance copies
of all advertising and marketing materials to be used by Distributor for approval by Manufacturer, which shall not be unreasonably withheld or delayed.

	(c)	Distributor shall submit a rolling 12-month sales forecast
to Manufacturer every three months commencing on the April 1st, July
1st, October 1st or January 1st first following the Effective Date (or, if the Effective Date is within 30 days before any of such dates, commencing on the second such date after the Effective Date). Such sales forecast shall include, as applicable, quantities, configurations, expected order dates, expected shipping dates and expected spare parts requirements. If the most recent forecast becomes materially inaccurate at any time, Distributor shall promptly provide Manufacturer with updated information. The sales forecast shall be for planning purposes only and Distributor is not required to purchase the Products projected to be sold on the sales forecast.

	(d)	Distributor shall keep Manufacturer advised of general
market and other developments that may affect the sale of Products in the Territory, as well as information on competitive products and activities which come to its attention.

	(e)	Distributor shall not take (or permit any third party to
take on its behalf) any of the following actions without Manufacturer's prior written approval, which approval may be withheld in Manufacturer's absolute discretion: (i) make any information about Manufacturer available on the Internet; (ii) link any site on the Internet to any site on the Internet established, operated or sponsored by Manufacturer; or (iii) use any of the Marks (as defined in Section
4) on any site on the Internet.

4.	Trademarks and Trade Names.

 	(a)  	Domain Names, Marks, Corporate Names and Meta-Tags.  In no
event shall Distributor: (i) establish, operate, sponsor or contribute content to any site on the Internet which incorporates the word
"thermo", any of Manufacturer's trademarks, service marks or trade names (the "Marks") or any variation or part of such word or Mark as its URL address or any part of such address; (ii) register any domain name which incorporates the word "thermo" or the Marks (and Distributor hereby agrees to transfer such domain name to Manufacturer if it breaches this provision); (iii) register any of Manufacturer's Marks or any Marks that are confusingly similar to any of the word "thermo" or Manufacturer's Marks; (iv) form (or change the name of) any corporation or other entity under or to a name which incorporates any of the word "thermo" or Manufacturer's Marks; or (v) upon termination or expiration of this Agreement, use "thermo", any Marks or any variation thereof or part thereof as a meta-tag in order to attract visitors to any site on the Internet.

 	(b) 	 Equitable Relief.  Distributor acknowledges and agrees
that due to the unique nature of domain names, there can be no adequate remedy at law for any breach of its obligations under this Section, that any such breach may allow Distributor or third parties to unfairly compete with Manufacturer, and therefore, that upon any such breach or any threat thereof, Manufacturer shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Distributor shall notify Manufacturer in writing immediately upon the occurrence of any such breach or any threat thereof of which it is aware.

5.	Manufacturer's Obligations.

	(a)	Manufacturer shall provide Distributor with such marketing
and technical assistance and free Product samples as Manufacturer may in its discretion consider necessary to assist with the promotion of the Products.

	(b)	Manufacturer shall provide training to Distributor's
personnel in connection with the marketing, sale, installation, maintenance and support of the Products; provided, however, that Manufacturer's personnel shall spend no more than 80 man-hours of their time per year in providing such assistance. Any additional support requested by Distributor shall be provided at Manufacturer's standard rates.

6.	Relationship of the Parties.

	(a)	Distributor and Manufacturer each shall be considered to be
an independent contractor. The relationship shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

	(b)	Distributor agrees to pay all of its incurred expenses,
including without limitation all travel, lodging and entertainment expenses. Manufacturer shall not reimburse Distributor for any of those expenses.

	(c)	Distributor shall have no right to enter into any contracts
or commitments in the name of, or on behalf of, Manufacturer, or to bind Manufacturer in any respect whatsoever.

	(d)	Except with respect to warranties consistent with those
referred to in Section 10 of this Agreement, Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties or guaranties with respect to the Products to any third party.

7.	Field Assistance.

	Manufacturer shall provide, in its discretion, appropriate field technical assistance to Distributor and Distributor's customers.

8.	Trademarks, Service Marks and Trade Names.

	(a)	Right to Use.  Distributor may use the Marks listed below
on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this
Agreement:

Thermo Environmental Instruments Inc.
Thermo Electron Corporation
Any other trademarks which are currently owned by Thermo, or are later adopted by Thermo for the Mercury CEM and are distinct from trademarks of ADA-ES

Distributor shall not at any time do or permit any act to be done which may in any way impair the rights of Manufacturer in the Marks.

	(b)	Quality Control.  In order to comply with Manufacturer's
quality control standards, Distributor shall: (i) use the Marks in compliance with all relevant laws and regulations; (ii) accord Manufacturer the right to inspect during normal business hours, without prior advance notice, Distributor's facilities used in connection with efforts to sell the Products in order to confirm that Distributor's use of such Marks is in compliance with this provision; and (iii) not modify any of the Marks in any way and not use any of the Marks on or in connection with any goods or services other than the Products.

9.	Covenant Not to Compete.

	During the term of this Agreement and for two (2) years after a termination by Distributor pursuant to Subsection 12(c) or 12(e) or a termination by Manufacturer pursuant to Subsection 12(a), Distributor shall not market directly or indirectly in the Territory on a "stand-alone" basis products which are competitive with the Products.

10.	Limited Warranty.

	(a)	As to all components of the Products manufactured by
Manufacturer, Manufacturer makes the warranties set forth in Exhibit B, attached to and forming an integral part of this Agreement. As to all components of the Products manufactured by any entity other than Manufacturer, Manufacturer extends to Distributor all transferable warranties as to such components provided by such other entity to Manufacturer for the length of time that such warranty remains valid for Manufacturer. The time and scope of the warranties described in Exhibit B shall not exceed the time and scope of any warranties granted by Distributor to any purchaser of such Product.

	(b)	Under no circumstances shall the warranties set forth in
Exhibit B apply to any Product which has been used with unapproved assemblies or sub-assemblies or to any Product which has been customized or modified other than by Manufacturer, or damaged or misused. Notwithstanding any other provision in this Agreement, Manufacturer shall not be held responsible for any damage which may result from a defective part except for the replacement of such part as set forth in Exhibit B.

	(c)	THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF
ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL
(INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE).

	MANUFACTURER'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT
LIMITED TO, DAMAGES FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.	Indemnification.

	Distributor shall indemnify, protect and save Manufacturer, its affiliates and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnitees") harmless from all claims, demands, suits or actions (including attorneys' fees incurred in connection therewith) which may be asserted against Manufacturer for any kind of damages, including but without limitation damage or injury to property or persons but excluding incidental and consequential damages, which may be sustained by any third party or any of the Indemnitees occurring out of or incident to the conduct of Distributor's operations under this Agreement, including but without limitation any independent representations of Distributor.

 	Manufacturer shall indemnify, protect and save Distributor, its affiliates and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnitees") harmless from all claims, demands, suits or actions (including attorneys' fees incurred in connection therewith) which may be asserted against Distributror for any kind of damages, including but without limitation damage or injury to property or persons but excluding incidental and consequential damages, which may be sustained by any third party or any of the Indemnitees occurring out of or incident to the conduct of Manufacturer's operations under this Agreement, including but without limitation any independent representations of Manufacturer.


12.	Termination.

	(a)	Upon the occurrence of a breach or default as to any
obligation hereunder by either party and the failure of the breaching party to cure (within thirty (30) days after receiving written notice thereof from the non-breaching party) such breach or default, this Agreement may be terminated by the non-breaching party by giving written notice of termination to the breaching party, such termination being immediately effective upon the receipt of such notice of termination.

	(b)	Upon the filing of a petition in bankruptcy, insolvency or
reorganization against or by either party, or either party becoming subject to a composition for creditors, whether by law or agreement, or either party going into receivership or otherwise becoming insolvent
(such party hereinafter referred to as the "insolvent party"), this Agreement may be terminated by the other party by giving written notice of termination to the insolvent party, such termination immediately effective upon the receipt of such notice of termination.

	(c)	Upon one hundred and twenty (120) days prior written notice
to the other party, this Agreement may be terminated by either party, with or without cause.

	(d)	The term of this Agreement shall begin on the later of the
dates that (i) Manufacturer executes this Agreement and (ii)
Distributor executes this Agreement (the later of such dates being referred to as the "Effective Date").

	(e)	Unless this Agreement is terminated early pursuant to any
of subsections (a), (b), or (c), this Agreement shall continue for an initial term of one (1) year from the Effective Date and thereafter shall automatically continue for additional one-year terms; provided, however, that either party may terminate this Agreement, with or without cause, at the end of a current term by giving the other party at least sixty (60) days prior written notice.

	(f)	In the event of a termination pursuant to any of
subsections (a), (b), (c), or (e) above, Manufacturer shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill.

	(g)	Notwithstanding anything else in this Agreement to the
contrary, the parties agree that Sections/subsections 2(d), 2(f), 2(g), 2(h), 2(i), 2(j), 3(e), 4, 6, 8, 9, 10, 11, 12(f), 12(g),13, 16-24, 26,
and 28 shall survive the termination of this Agreement to the extent required thereby for the full observation and performance by any or all of the parties hereto.

13.	Repurchase of Inventory.

	(a)	Upon termination of this Agreement, Manufacturer shall have
the option to repurchase Distributor's inventory of Products. Within thirty (30) days after such termination, Manufacturer shall elect in writing to either: (i) permit Distributor to sell off its remaining inventory of Products; provided, however, that Distributor shall comply with all terms and conditions of this Agreement restricting such reselling activities in effect immediately prior to termination; or
(ii) repurchase Distributor's inventory of Products which are saleable and in the original packages and unaltered from their original form and design, subject to Manufacturer's inspection, test, and acceptance.

	(b)	If this Agreement is terminated by Manufacturer, any such
repurchase of Distributor's inventory of Products shall be at the net price for which Distributor originally purchased the Products, less a twenty five percent (25 %) handling charge. Repurchased inventory shall be shipped by Distributor freight prepaid, according to Manufacturer's instructions. Manufacturer shall pay Distributor for such repurchased Products within thirty (30) days after Manufacturer receives those Products in one of its facilities.

14.	Publicity

	Before either Manufacturer or Distributor issues any publication, publicity, or advertising using the name of the other party, such issuing party shall obtain the prior written consent of the other party, which shall not unreasonably be withheld.

 	Distributor agrees that any publicity or advertising which shall be released by it in which Manufacturer is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which Manufacturer has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be forwarded promptly to Manufacturer.


15.	Modification.

	No modification or change may be made in this Agreement except by a written instrument signed by duly authorized representatives of Manufacturer and Distributor.

16.	Assignment.

	This Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by either party without the prior written consent of the other party; provided, however, that Distributor's consent shall not be required with respect to any assignment, delegation or transfer by Manufacturer to any Affiliate of Manufacturer, as defined in Section 29 hereof. This Agreement shall inure to the benefit of the successors and assigns of Manufacturer.

17.	Export Compliance.

 	A.	U.S. Export Laws and Regulations.   Distributor
acknowledges that each Product and any related software and technology, including documents and other material containing technical data and other information (collectively "Items"), may be subject to export controls of the U.S. government. Such export controls may include, but are not limited to, those of the Export Administration Regulations of the U.S. Department of Commerce (the "EAR"), which may restrict the export of Items from the United States and their re-export from other countries. Distributor shall comply with the EAR and all other United States laws, regulations, laws, treaties, and agreements relating to the export or re-export of any Item, and without limiting the foregoing, shall not, without first obtaining permission to do so from the appropriate U.S. government agencies, export any Item to any person
(i) whose privileges to participate in U.S. exports have been denied, or (ii) who is a specially designated national of Cuba, Iran, Libya, or Sudan, or (iii) whom Distributor knows intends to transfer the Item to a person within the foregoing (i) or (ii) or to use or allow others to use the Item for activities related to weapons or their delivery. Distributor shall cooperate fully with Manufacturer in any official or unofficial audit or inspection related to the export control laws or regulations of the U.S. government.

  	B.	Non-U.S. Approvals.  Distributor  shall obtain and
maintain, at its own expense, any non-United States governmental consents, authorizations, approvals, filings, permits, or licenses required for it to export or import any Product or other Item and for each of Distributor and Manufacturer to exercise its rights and to discharge its obligations under this Agreement including, without limitation, all consents of and filings with any non-United States governmental body.

 	C.	Indemnification.  Distributor agrees to indemnify and hold
Manufacturer harmless from, or in connection with, any violation of the provisions of this Section by Distributor or its employees, consultants, agents, or customers.



18.	Notices.

	All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below or at such other address as either party shall notify the other in writing:

If to Manufacturer:	Thermo Environmental Instruments Inc.
			 Twenty Seven Forge Parkway
			 Franklin, MA 02038, U.S. A.
			 Attention: Michael T. Nemergut, Director of
Marketing

with a copy to:		Thermo Electron Corporation
 			81 Wyman Street
 			Waltham, MA 02454-9046
 			Attention: General Counsel

 	If to Distributor:	ADA-ES, Inc.
			8100 SouthPark Way, B
			Littleton, CO 80120
			Attention: Michael D. Durham - President

Notices shall be sent by registered or certified mail, postage prepaid and return receipt requested, or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the third business day following the mailing thereof, or (ii) if sent by courier, the date of its receipt (or if not on a business day, the next succeeding business day).

19.	Waiver.

	None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

20.	Resolution of Disputes; Waiver of Jury Trial.

	This Agreement and performance of the parties hereto shall be construed and governed according to the laws of Commonwealth of Massachusetts, applicable to contracts made and to be fully performed therein. The Manufacturer and the Distributor hereby submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts over any claim or dispute arising out of this Agreement. In the event of any legal proceeding between the Manufacturer and Distributor relating to this Agreement, neither party may claim the right to a trial by jury, and both parties waive any right they may have under applicable law or otherwise to a right to a trial by jury. Any action arising under this Agreement must be brought within two years from the date that the cause of action arose.

21.	Confidentiality Maintained.

	(a)	Distributor agrees that Manufacturer has a proprietary
interest in any information provided to Distributor by Manufacturer, whether in connection with this Agreement or otherwise, whether in written or oral form, which is a trade secret, confidential or proprietary information (hereinafter referred to as "Proprietary Information"). Distributor shall disclose the Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by Distributor to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, Distributor, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Distributor's sale and distribution of the Products pursuant to this Agreement. Distributor shall, at its expense, return to Manufacturer any Proprietary Information in written form as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of Manufacturer during the term of this Agreement and thereafter. This
Section 21 shall also apply to any consultants or subcontractors that Distributor may engage in connection with its obligations under this Agreement.

	(b)	Manufacturer agrees that Distributor has a proprietary
interest in any information provided to Manufacturer by Distributor, whether in connection with this Agreement or otherwise, whether in written or oral form, which is a trade secret, confidential or proprietary information (hereinafter referred to as "Proprietary Information"). Manufacturer shall disclose the Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by Manufacturer to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, Manufacturer, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Manufacturer's sale and distribution of the Products pursuant to this Agreement. Manufacturer shall, at its expense, return to Distributor any Proprietary Information in written form as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of Distributor during the term of this Agreement and thereafter. This Section 21 shall also apply to any consultants or subcontractors that Manufacturer may engage in connection with its obligations under this Agreement.

	(c)	Notwithstanding anything contained in this Agreement to the
contrary, Distributor shall not be liable for a disclosure of the Proprietary Information of Manufacturer, if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; or (ii) was known to or contained in records of Distributor at the time of disclosure by Manufacturer to Distributor and can be so demonstrated; or (iii) becomes known to Distributor from a source other than Manufacturer that, to the best knowledge of the Distributor, does not have an obligation to maintain the confidentiality of such information; or (iv) was disclosed pursuant to a court order or as otherwise compelled by law.


22.	Entire Agreement.

	This Agreement constitutes the entire understanding between Manufacturer and Distributor with respect to its subject matter and cancels and supercedes all prior verbal agreements and all other written agreements with respect to such subject matter, except that the Confidentiality Agreement of October 10, 2003 and the Development and Field Evaluation Agreement of even date hereof between Manufacturer and Distributor shall remain in force in accordance with their terms. In the event of any conflict between the terms of this Agreement and those of any other document such as a purchase order or quote, the terms of this Agreement shall control unless the other document makes specific reference to this Agreement and is signed by both Manufacturer and Distributor.


23.	No Rights by Implication.

	No rights or licenses with respect to the Products or the Marks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

24.	Responsibility for Taxes.

	Taxes now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Manufacturer and measured by the gross or net income of Manufacturer) shall be the responsibility of Distributor, and if paid or required to be paid by Manufacturer, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

25.	Modification of Products.

	Distributor may not customize, modify or have customized or modified any Product unless it obtains the prior written consent of Manufacturer, which consent may be withheld in the sole discretion of Manufacturer. Any unauthorized customizing or modification of any Product by Distributor or any third party shall relieve Manufacturer from any obligation it would otherwise have had with respect to such Product under the warranties described in Exhibit B hereto.

26.	Force Majeure.

	(a)	Neither Manufacturer nor Distributor shall be liable in
damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party; provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof, and shall use its best efforts to mitigate the duration and effect of such cause; and provided, further, that within fifteen (15) calendar days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

	(b)	For the purposes of this Section, a "cause beyond the
reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declare or undeclared).

27.	Severability.

	If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

28.	Counterparts.

	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.	Definition of Affiliates.

	For the purposes of this Agreement, "Affiliates" shall mean all companies, natural persons, partnerships, and other business entities controlled by, under common control with or controlling either party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Distributor:

ADA-ES, Inc.
By:  /s/ Michael D. Durham
Name Michael D. Durham
Title: President
Date: April 16, 2004

Manufacturer:

Thermo Environmental Instruments Inc.

By:   /s/ Mark G. Whiteman
Name: Mark G. Whiteman
Title:   General Manager, Air Quality Instruments
Date: April 14, 2004